Fusion Reports Fourth Quarter and Full Year 2008 Results

NEW YORK, March 31, 2009 - Fusion (Amex: FSN) today announced financial results for the quarter and full year ended December 31, 2008.

Recent Highlights:

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Full Year 2008 Consolidated Revenues were $50.6 million, compared to $55.0 million for full year 2007;

•
Adjusted EBITDA loss for 2008 full year and fourth quarter increased 2.2% over 2007 full year and 19.1% over 2007 fourth quarter, but improved for second consecutive quarter;

•
Raised $6.8 million in debt and equity financing in full year 2008;

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Revenues from corporate customers increased 39% over prior quarter;

•
Selling, General and Administrative costs improved for the third consecutive quarter, and improved 3.4% compared to full year 2007;

•
Company appealed notice of intent to de-list Fusion stock by NYSE Amex to Appeals Panel at Hearing on March 25, 2009; Company received notice from the Appeals Panel on March 30, 2009 that it had been granted a sixty day extension.

Fusion reported Consolidated Revenues of $50.6 million and $13.1 million for the year and quarter ended December 31, 2008, respectively. This represented a decrease of 8.1% and 10.9% compared to revenues of $55.0 million and $14.7 million for the year and quarter ended December 31, 2007. The decrease over the prior year was primarily attributable to a decrease in the carrier segment, which was due in large part to lower traffic volumes resulting from the challenging economic environment, as well as normally expected variations in traffic.

Consolidated Gross Margin decreased slightly to 6.5% for the year and 6.3% for the fourth quarter of 2008, compared to 7.7% for the year and 7.6% for the fourth quarter of 2007.

Although overall results were lower than anticipated due to the reasons indicated above, fourth quarter revenue for the corporate division increased by 39% compared to the prior quarter and nearly 400% when compared to the fourth quarter of 2007. The fourth quarter was our fourth successive quarter of growth in both revenue and margin in the corporate division. The average monthly charge per customer increased by 16% and the total contract value of our existing customer base increased by more than 60%.

Selling, General and Administrative costs improved for the third consecutive quarter, and represented a 3.4% decrease for 2008 compared to 2007. It was also a 2.4% improvement for the fourth quarter of 2008 over 2007. The improvement was primarily attributable to the Company’s continuing focus on cost-containment and maximizing infrastructure efficiencies. 2008 results also included $0.1 million in one-time costs associated with the consumer business. Excluding this additional expense, the year over year improvement would have been 4.2%.

For the year ended December 31, 2008, Adjusted EBITDA loss (earnings before interest, taxes, depreciation, amortization, and specific non-recurring and non-cash adjustments) increased $0.2 million, or 2.2%, to ($7.6) million, compared to Adjusted EBITDA of ($7.4) million for the year ended 2007.

Fusion also reported an increase in Net Loss in the year ended December 31, 2008 compared to the year ended December 31, 2007. For 2008, Fusion reported a Net Loss of ($15.6) million, and a Net Loss applicable to Common Stockholders of ($16.2 million) or ($0.44) per share compared to a Net Loss of ($12.7) million, and a Net Loss applicable to Common Stockholders of ($13.2) million or ($0.48) per share during the year ended December 31, 2007.

As of December 31, 2008, the Company had current assets of $4.1 million compared to $6.3 million as of December 31, 2007. The decrease was primarily a result of a decrease in Accounts Receivable due to early receipt in the first quarter of 2008 of certain receivables. Total Liabilities and Stockholders' equity (deficit) at December 31, 2008 was a ($4.8) million deficit, compared to $6.7 million in equity as of December 31, 2007. The primary reasons for the change were the $5.1 million impairment primarily associated with the exit in the Consumer segment, as well as the Net Loss from Operations in 2008 of $10.5 million, offset by additional equity investments of $3.5 million.

As required by Amex Company Guide Section 610(b), the Company also disclosed that financial statements for the fiscal year ended December 31, 2008, again contained a going concern qualification from its independent accounting firm, Rothstein, Kass and Company, P.C.

Commenting on the results, Matthew Rosen, Chief Executive Officer of Fusion, said, “The fourth quarter of 2008, and the year in general, were challenging for Fusion, and for virtually all companies having to deal with the realities of an uncertain and struggling economy. While our business was impacted by lower traffic volumes and a slowing of both the sales cycles and the availability of investment capital, we ultimately believe that the economic situation will benefit us in the long term, as we are able to provide communications services that assist companies in reducing their costs without compromising on quality. To reach our goal of positive Adjusted EBITDA prior to the end of 2009, in addition to our continuing efforts to work on adequate financing, we have maximized our operational efficiencies, reduced cash requirements and increased our focus on growing our higher margin corporate business.”

Expanding on Mr. Rosen’s comments, Don Hutchins, President and Chief Operating Officer of Fusion, said, “We believe that the major progress we have seen in direct and partner corporate sales will continue, and we anticipate a significant increase in future revenues from this division. Additionally, we expect to increase our focus on the carrier segment that now serves over 200 international customers and vendors, allowing for significant growth. Improved operating efficiencies, increased automation of key processes and systems, as well as other aggressive, cost-cutting measures will help to improve results, and play a significant role in Fusion’s future success.”

Use of Non-GAAP Financial Measures:

The Company believes that EBITDA (earnings before interest, taxes, depreciation and amortization) is useful to investors because it is commonly used in the communications industry to analyze companies on the basis of operating performance and leverage. The Company also believes that EBITDA provides investors with a measure of the Company's operational and financial progress that corresponds with the measurements used by management as a basis for allocating resources and making other operating decisions. Adjusted EBITDA provides an adjusted view of EBITDA that takes into account certain significant nonrecurring transactions, such as impairment losses associated with divested businesses and forgiveness of debt, which vary significantly between periods and are not recurring in nature. Although the Company uses Adjusted EBITDA as one of several financial measures to assess its operating performance, its use is limited as it excludes certain significant operating expenses. EBITDA and Adjusted EBITDA are not intended to represent cash flows for the period presented, nor have they been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with Generally Accepted Accounting Principles (GAAP). Consistent with the SEC Regulation G, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, which can be viewed under the heading "Reconciliation of Net Income (Loss) to Adjusted EBITDA", immediately following the Consolidated Statements of Operations included in this press release.

Earnings Conference call

The Company will host a conference call to discuss its financial results at 10:00 A.M. ET today. The conference call can be accessed by dialing (877) 879-6201. A replay of the call will be available through Friday, April 3, 2009. To listen to the replay, please call (888) 203-1112 (Domestic) or (719) 457-0820 (International). To access the replay, users will need to enter the following passcode: 5643166. The call will be available live on the Internet at http://www.fusiontel.com. The online archive of the web cast will be available for one year following the call.

Statements in this Press Release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls, securing necessary funding and litigation. Risk factors, cautionary statements and other conditions which could cause Fusion's actual results to differ from management's current expectations are contained in Fusion's filings with the Securities and Exchange Commission and available through http://www.sec.gov.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	Three Months Ended		Fiscal Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	$13,113,284	$14,717,018	$50,559,371	$55,023,860
Cost of revenues	12,283,694	13,604,176	47,253,807	50,797,354
Depreciation and amortization	488,179	460,303	1,882,959	1,709,040
Loss on Impairment	5,143,231	4,006,664	5,143,231	4,006,664
Selling, general and administrative expenses	2,822,694	2,891,905	12,056,007	12,484,485
Advertising and Marketing	24,113	5,322	108,086	146,471
Total operating expenses	20,761,911	20,968,370	66,444,090	69,144,014
	(7,648,627)	(6,251,352)	(15,884,719)	(14,120,154)
Interest income (expense), net	(121,649)	(6,743)	(316,284)	(17,043)
Gain (loss) on debt forgiveness	-	618,885	659,991	618,885
Gain (loss) on sale of investment in Estel	-	-	-	937,578
Loss from investment in Estel	-	-	-	(60,000)
Other	(1,101)	(48,612)	(59,049)	(27,536)
Total other income (expense)	(122,750)	563,530	284,658	1,451,884
	(7,771,377)	(5,687,822)	(15,600,061)	(12,668,270)
	-	-	-	-
	$(7,771,377)	$(5,687,822)	$(15,600,061)	$(12,668,270)
Loss from continuing operations	$(7,771,377)	(5,687,822)	(15,600,061)	(12,668,270)
Preferred stock dividends in arrears	(161,214)	(572,087)	(641,352)	(572,087)
from continuing operations	(7,932,591)	(6,259,909)	(16,241,413)	(13,240,357)
Income from discontinued operations	-	-	-	-
	$(7,932,591)	$(6,259,909)	$(16,241,413)	$(13,240,357)

Loss from continuing operations	$(0.18)	$(0.22)	$(0.44)	$(0.48)
Income (loss) from discontinued operations	-	-	-	-
	$(0.18)	$(0.22)	$(0.44)	$(0.48)

Basic and diluted	42,924,966	28,360,155	37,274,411	27,314,196

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	December 31, 2008	December 31, 2007
ASSETS
Current assets
Cash and cash equivalents	$458,246	$114,817
Accounts receivable, net of allowance	3,330,908	5,545,408
Prepaid expenses and other current assets	329,968	481,556
Assets held for sale	-	129,231
Total current assets	4,119,122	6,271,012
Property and equipment, net	3,941,528	5,425,846
Other assets
Security deposits	51,760	66,638
Restricted cash	416,566	416,566
Goodwill	-	964,557
Intangible assets, net	810,908	4,892,215
Other assets	123,440	91,455
Total other assets	1,402,674	6,431,431
TOTAL ASSETS	$9,463,324	$18,128,289
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Long-term debt, current portion	$2,362,992	$566,567
Capital and equipment financing lease obligations, current portion	122,960	233,759
Accounts payable and accrued expenses	10,283,207	9,663,325
Liabilities of discontinued operations	13,313	15,829
Total current liabilities	12,782,472	10,479,480
Long-term liabilities
Other long-term liabilities	1,445,431	953,626
Total long-term liabilities	1,445,431	953,626
Stockholders' equity
Preferred stock, Class A-1, A-2, A-3 & A-4	80	80
Common stock	457,500	299,078
Capital in excess of par value	124,384,568	120,402,691
Accumulated deficit	(129,606,727)	(114,006,666)
Total stockholders' equity	(4,764,579)	6,695,183
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,463,324	$18,128,289

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

Three Months Ended		Fiscal Year Ended
December 31,		December 31,
2008	2007	2008	2007

Net loss	$(7,771,377)	$(5,687,822)	$(15,600,061)	$(12,668,270)

Income from discontinued operations	-	-	-	-
Loss from continuing operations	(7,771,377)	(5,687,822)	(15,600,061)	(12,668,270)
Adjustments:
Interest (income) expense, net	121,649	6,743	316,284	17,043
Depreciation and amortization	488,179	460,303	1,882,959	1,709,040
EBITDA	(7,161,549)	(5,220,776)	(13,400,818)	(10,942,187)
Adjustments:
(Gain) loss on settlements of debt	-	(618,885)	(659,991)	(618,885)
(Gain)/loss on disposal of fixed assets	-	115,566	59,158	105,807
(Gain) loss on sales of investment in Estel	-	-	-	(937,578)
Loss on impairment	5,143,231	4,006,664	5,143,231	4,006,664
Communication charges			353,491
Other taxes	37,401	112,303	289,923	410,475
Other			537
Non cash compensation	174,873	88,650	617,499	544,417
Adjusted EBITDA	$(1,806,044)	$(1,516,478)	$(7,596,970)	$(7,431,287)

FUSION CONTACT:

Philip Turits
212-201-2407
pturits@fusiontel.com

Damon Testaverde, Managing Director

Network 1 Financial Securities
(732) 758-9001
ddtestaverde@netw1.com